Exhibit 10.1

CONFIDENTIAL - Redacted. Confidential Treatment of redacted portions requested of the Securities and Exchange Commission.

NEGOTIATED 311 TRANSPORTATION SERVICE AGREEMENT
between
CORNING NATURAL GAS CORPORATION and TALISMAN ENERGY USA Inc.

Revised and Restated

NEGOTIATED 311 TRANSPORTATION SERVICE AGREEMENT

BY AND BETWEEN

CORNING NATURAL GAS CORPORATION

AND

TALISMAN ENERGY USA INC.

THIS AGREEMENT, dated May 13, 2010 between Corning Natural Gas Corporation ("CNGC" and a "Party" hereto), a New York Corporation, and Talisman Energy USA Inc. ("Talisman" and a "Party" hereto), a Delaware Corporation, modifies amends and supersedes the "negotiated 311 transportation service agreement by and between Corning Natural Gas Corporation and Fortuna Energy Inc." dated January 11, 2010 and any other agreement or understanding, oral or written, between the parties. This agreement is for natural gas transportation service to be provided to Talisman by CNGC on the CNGC natural gas system.

WHEREAS, the Parties desire to enter into a transportation agreement. In order to accomplish this goal, the Parties contemplate that Talisman will deliver natural gas to be transported hereunder and that CNGC will provide transportation service for such natural gas supplies from the Receipt Point to the Delivery Point (as said terms hereafter are defined); and

WHEREAS, Talisman or its agent/supplier has made or will have made arrangements for transportation of said supply of natural gas to said facilities of CNGC:

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

    DEFINITIONS

    The following capitalized terms are used in this Agreement as defined below.

    "Access Agreement" refers to a contract between CNGC and Fortuna Energy Inc. (a predecessor corporation to Talisman) dated April 1, 2006, that specifies the obligation of both parties with respect to Talisman having access to the CNGC transmission and distribution system.

    "Commencement Date" shall mean the date that CNGC notifies Talisman that CNGC stands ready to transport gas from the Receipt Point to the Delivery Point(s) pursuant to this Agreement.

    "Compressor Station" shall mean the compressor station that Talisman will construct for CNGC on CNGC's property at the location specified on the attached facilities map, which station is also referred to as the Maxwell Compressor Station.

    "Delivery Point(s)" shall mean the interconnection of CNGC's pipelines and the Dominion Transmission, Inc. ("DTI") System (or other systems that qualify under this Agreement) downstream of the Maxwell Compressor Station, or any other point on the CNGC system mutually agreed to by the parties.

    "Gas" shall mean natural gas that is received by CNGC at the Receipt Points and delivered by CNGC to the Delivery Point(s) for Talisman.

    "Incremental Revenue" refers to a combination of 1) monthly revenue received in the Root Agreement over and above volumetric revenue generated by the first [*] mmbtu/day and 2) monthly revenue received in this Agreement.

    "Interruption" shall mean the total or partial cessation of Transportation Service, whether due to capacity constraints, force majeure or any other cause whatsoever.

    "Interstate Transmission System" shall mean the DTI or any other piping network that CNGC would connect to requiring it to utilize its FERC approved section 311 Certificate.

    "Line 6 upgrade" means [*].

    "Maximum Daily Transportation Quantity" or "MDTQ" shall mean the maximum daily quantity of Gas which CNGC agrees to transport from the Receipt Point. The MDTQ shall be [*] MMBtu per day at the commencement date [*]. This volume shall be subject to annual review and may be revised in the form of a contract addendum. The MDTQ shall be a higher volume if it is determined by both parties that incremental volume can be transported from the Receipt Point to the Delivery Point through the existing pipeline infrastructure and the interconnection points on the Interstate Transmission Systems.

    "Receipt Point" shall mean the interconnection of CNGC's Root pipeline and CNGC's Line 4.

    "Root Agreement" refers to a particular previously executed agreement between CNGC and Talisman that specifies the construction, operational, financial and transport obligations of each party associated with the creation and operation of the so-called "Root Well Interconnect." This agreement was executed November 1, 2008.

    "Tap Agreement(s)" refers to one or more contracts between CNGC and Talisman that is specific to an interconnect point within the CNGC Gas transportation system. A Tap Agreement articulates the construction and operational responsibilities of each interconnecting party.

    [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL "[*]," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

    "Transportation Quantity" refers to the quantity of Gas that may be delivered each day during the term of this Agreement to CNGC which CNGC agrees to transport and deliver.

    "Transportation Service" shall mean transportation of gas over the CNGC system from the receipt point for re-delivery into the DTI system or other pipeline systems that qualify under the FERC approved section 311 Certificate or any other point on the CNGC system mutually agreed to by the parties.

    CHARACTER OF SERVICE
      On each day that this Agreement is in effect after the Commencement Date, Talisman may make available and deliver to CNGC any quantity of Gas up to the MDTQ. CNGC shall, on such day, receive such Gas at the Receipt Point and shall transport and deliver the actual volume received at the Receipt Point. Transportation Service will be provided from the Receipt Point to the Delivery Point(s) at a pressure between 200 and 400psig, with the exception that if Talisman delivers gas at the Receipt Point at less than 300psig, CNGC's obligation to redeliver will be reduced to the maximum capacity of CNGC's Root pipeline.
      Transportation Service under this Agreement shall be provided by CNGC pursuant to the terms hereof. CNGC shall have no obligation to provide Transportation Service under this Agreement on terms other than the terms as described herein.
      CNGC and Talisman agree that Talisman will designate on system delivery points before gas is transported to the interstate Transmission System(s) if such deliveries are necessary to maintain the operational integrity of the CNGC system.
      In order to efficiently complete the facilities for the transportation of Gas as contemplated by this Agreement, as well as satisfy regulatory requirements Talisman will sell and transfer to CNGC for a total consideration of [*] all rights and title to that particular 6" diameter pipeline, and necessary ancillary facilities and any necessary easements from the Talisman Maxwell interconnect property to the DTI Ryers Creek interconnect property.
    REGULATORY APPROVALS AND PERMITS

    CNGC will be responsible for securing and will obtain all necessary regulatory approvals and permits required for its full performance under this Agreement.

    [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    GAS QUALITY
      Gas quality considerations shall be governed by the "Tap Agreement" between CNGC and Talisman. CNGC will not be obligated to deliver gas supplies into the Interstate Transmission System(s) that do not comply with that company's minimum gas quality standards as well as the minimum standard of said interstate transmission system.
      CNGC will deliver into the Interstate Transmission System Gas of comparable quality to the Gas delivered by Talisman at the Receipt Point. If the Gas delivered into the Interstate Transmission System is contaminated and the contamination is deemed to be caused by CNGC or its transportation system, CNGC will pay for resulting transmission charges from the Interstate Transmission System caused by such incident. If the Gas delivered into the CNGC system or the Interstate Transmission System is contaminated and such contamination is caused by Talisman or its system, Talisman will to pay for CNGC and Interstate Transmission System charges caused by such incident.
    RESPONSIBILITY FOR GAS DURING TRANSPORTATION SERVICES

    Gas shall remain the property of Talisman, its agent or designee while being transported and delivered by CNGC. Gas shall be deemed to be in the control and possession of CNGC after such Gas shall have been received at the Receipt Point by CNGC and until Gas is delivered to the Delivery Point by CNGC. Talisman agrees that CNGC shall not be responsible for Gas when Gas is not in CNGC's control or possession. CNGC shall be responsible for Gas when the Gas is in CNGC's control and possession.

    RATES FOR TRANSPORTATION SERVICES
      CNGC will charge to Talisman a transportation fee for all Gas it flows from the Receipt Point into an Interstate Transmission System(s). The transportation fee shall be calculated and billed at the rate of [*] . As further inducement, Talisman will guarantee CNGC a minimum Incremental Revenue for a period of [*] from the Commencement Date to reserve capacity matching the Maximum Daily Transportation Quantity from the Root interconnect on line 4 into the Interstate Transmission System. Accordingly, for the [*] from the Commencement Date, Talisman will pay to CNGC a minimum [*] per month regardless of the amount of Gas transported by CNGC under this Agreement.
      All deliveries into Compressor Station will be charged for actual compressor fuel used plus or minus CNGC's Federal Energy Regulatory Commission ("FERC") approved pipeline loss factor.

      [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      All Bradley Station and CNGC system deliveries will be charged under the pre-existing Access and Transportation agreements.
      Other Gas producers may flow Gas through the pipeline facilities required to render the Transportation Service if Talisman is not utilizing the MDTQ on a daily basis. CNGC will not charge a transportation rate for a third party use that is less than the rate negotiated with Talisman under this agreement and the Root Agreement. Any revenues received from any 3rd party will reduce the amount of Incremental Revenue required to be paid by Talisman for that particular month.
    ADDITIONAL CHARGES DUE CNGC
      In the event that transportation of Gas under this Agreement requires CNGC to incur additional costs including so-called overrun penalties or parking fees, [*] .
      [*]
    BILLING AND PAYMENT
      CNGC shall render a monthly statement of charges for Transportation Services hereunder. Such charges shall be due and payable in [*] days.
      Bills rendered to Talisman or its agent for which payment has not been received within [*] days from the date of the bill shall be considered past due and bear interest at a rate of [*] per month and any unpaid balance not in dispute from the date of receipt thereof until the date of payment.
    COMPRESSOR STATION CONSTRUCTION
      A requirement for transportation under this agreement is a delivery pressure of 250 psig at the Receipt Point to a pressure of approximately 1100 psig at the Delivery Point. The Maxwell Compressor Station is required to accomplish this increase in pressure of the Gas. Talisman, as a general contractor, will construct for CNGC the Compressor Station on CNGC's property at the location specified on the attached facilities map.
      [*]
    OPERATION OF COMPRESSOR STATION
      It is the intention of the Parties that CNGC will operate the Compressor Station during the term of this Agreement. During the first six months of operation of the Compressor Station, Talisman will provide to CNGC at no cost technical support and complete training in the proper operation of the Compressor Station.

      [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      [*]
      At its option Talisman may take over the operation of the Compressor Station during the term of this Agreement for a monthly fee to be agreed upon by the Parties.
    OWNERSHIP OF FACILITIES

    To facilitate performance of 311 transportation under this Agreement CNGC will own and maintain the Compressor Station and the 6" diameter pipeline that runs from the Talisman Maxwell interconnect property to the DTI Ryers Creek interconnect property (referred to in Section 2(d) above).

    TERM OF THE AGREEMENT
      The term of the Agreement shall be fifteen (15) years from the Commencement Date. Thereafter, this Agreement will be deemed to run month to month, unless either Party provides six months' notice to terminate this Agreement.
      [*]
      [*]
      [*]
      [*]
    COMMERCIAL MEDIATION

    In the event that one or both Parties may claim an event of default or breach of this Agreement by the other Party, the injured Party is required to provide to the other Party Notice of the event of default of breach pursuant to Section 20 herein below. Within twenty five (25) days of the receipt of such Notice, both Parties shall meet to review the circumstances of the claimed event of default or breach. In the event that the Parties are not able to resolve the issue(s) giving rise to the claim of default or breach, upon agreement by both Parties, they may pursue an alternate dispute resolution process through Commercial Mediation with an independent mediator in lieu of the right to seek relief through litigation in the Court system.

    FORCE MAJEURE

    The Parties hereto shall be excused from performing hereunder and shall not be liable for damages or otherwise if and to the extent they shall be unable to do so or are prevented from doing so by statute or regulation or by action or inaction (including the failure to issue necessary permits) of any court or public authority or regulatory commission having or purporting to have jurisdiction over the substance of this Agreement, provided that

    [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    such government action has been resisted and/or attempted to have been prevented in good faith by all reasonable means; or by reason of storm, flood, fire, earthquake, explosion, civil disturbance, labor dispute, act of God or the public enemy, restraint by court or regulatory agency, or any other cause, whether or not similar thereto, beyond the reasonable control of the affected party; provided however, that the occurrence of any of the foregoing shall not relieve either Party of the obligation to make payments, the obligation with respect to which was incurred prior to the onset of the force majeure event, provided, however, that if Talisman is unable to have Gas delivered at the Receipt Point and CNGC is otherwise able to provide service hereunder, there shall be no reduction in the payments. Talisman shall be excused from making payments or performing hereunder to the extent that CNGC is unable to perform hereunder as a result of a force majeure event. If an occurrence of force majeure renders either Party to this Agreement unable to observe or perform, in whole or in part, any of its covenants or obligations, then the Party subject to the force majeure occurrence will give the other Party notice and full particulars of the occurrence in writing or by telecopies as soon as reasonably possible but not later than two (2) business days following the date of the occurrence. Each party shall have the obligation to act in good faith and use diligent efforts to overcome and remedy the circumstances giving rise to the force majeure.

    INDEMNIFICATION

    Each of the Parties will indemnify and hold harmless the other from and against any and all loss, cost, damage, liability, penalty, claim and expense of every kind and nature whatsoever (including, without limitation, court cost, expenses and reasonable attorney's fees) arising out of and in any manner caused by its negligence and/or intentional misconduct, including acts of its employees, agents, or subcontractors pursuant to or in connection with this Agreement, other than any loss, cost, damage, liability, penalty, claim or expense which arises in part out of the contributory negligence of the other Party (in which event, the indemnifying Party will indemnify and hold the other Party harmless only to the extent of the indemnifying Party's contribution to such a loss, cost, damage, liability, penalty, claim or expense) and other than any amounts paid in settlement by Party of any claim or litigation effected without the consent or approval of the other Party (which consent shall not be unreasonably withheld or delayed). In no event shall either Party hereto be liable to the other Party for indirect, special or consequential damages (including any damages incurred by entities or persons that are not Parties) resulting from a failure to perform hereunder. For the purposes of this clause, neither Party shall not be regarded as the employee, agent or subcontractor of the other.

    INSURANCE

    During the term of the Agreement, CNGC shall maintain insurance coverage at the same, or reasonably comparable levels, as those in place and provided to Talisman on May 13, 2010.

    TAXES

    Any additional taxes, including without limitation, taxes on Transportation of Gas by CNGC, but excluding CNGC's income and property taxes(except as relating to the real property taxes assessable on the compressor station),that are incurred by CNGC as a result of this Agreement shall be the obligation of and paid by Talisman as and when due, except to the extent such taxes exist at the time of execution hereof.

    OTHER AGREEMENTS

    This Agreement is intended to work in conjunction with the existing Tap Agreement(s) between CNGC and Talisman and existing Access Agreement(s) between CNGC and Talisman.

    MODIFICATIONS

    This Agreement may not be modified or amended except in writing signed by or on behalf of both Parties by their duly authorized officers.

    NOTICES

All notices required or permitted under this Agreement to be given in writing shall be deemed to have been given when delivered personally or deposited in the mails, by certified mail, addressed to the party to whom notice is being given at its address set forth below. Either Party may change its address by written notice similarly given.
If to CNGC:	If to Talisman:
Russ Miller	Tom Cassetta
Corning Natural Gas Corporation	Talisman Energy USA Inc.
330 West William Street	337 Daniel Zenker Drive
Corning, NY 14830	Horseheads, NY 14845
Phone: 607-936-3755	Phone: (607) 562-4017
Fax: 607-962-2844

21. CONTINUING JURISDICTION OF GOVERNMENTAL AUTHORITY

This Agreement, and all rights, obligations, and performances of the Parties hereunder, are subject to all present and future applicable federal, state, and local laws and to all present and future duly issued and promulgated orders, regulations, requirements and other duly authorized actions of any governmental authority having jurisdiction over the subject matter hereof. Compliance by CNGC with any order of the New York State Public Service Commission or any other federal, state, or local government, authority including FERC, acting under claim of jurisdiction, issued before or after the effective date of this Agreement shall not be deemed to be breach hereof.

22. SUCCESSORS; ASSIGNMENT

Any Party that shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of CNGC or Talisman, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement.

23. RIGHT OF FIRST REFUSAL TO PURCHASE ASSETS
      Effective at the end of the term hereof or upon the exercise of Talisman's termination rights, Talisman shall have the option to purchase and remove the equipment and facilities at the Compressor Station pursuant to section 12 above, owned by CNGC for a price of [*] . Talisman shall also have the option to purchase from CNGC for a price of [*] the 6" diameter pipeline, along with all necessary facilities and easements, that runs from the Talisman Maxwell interconnect property to the DTI Ryers Creek interconnect property (referred to in Section 2(d) above). A memorandum copy of this option shall be recorded in the relevant county clerk's office.
      Such option(s) shall be exercised by Talisman providing written notice to its desire to exercise such option(s), no later than three (3) months after the termination of this agreement at which time Talisman will make arrangements with CNGC at Talisman's sole cost for removal of such equipment. CNGC shall execute and deliver any and all documents required to effect the transfer of ownership within one (1) month from the date when such notice is received, and CNGC shall execute and deliver any and all documents required to effect the transfer of ownership; provided however that Talisman shall pay for any external cost (such as registration) required and related to such documentation and also pay costs associated with necessary supervision by CNGC of the physical removal of such equipment.

24. GOVERNING LAW and INTERPRETATION

The interpretation and performance of this Agreement shall be in accordance with and controlled exclusively by the laws of the State of New York, without regard to rules governing a conflict of laws between two or more States or between the Country of Canada and the United States.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representative, thereunto duly authorized, as of the day and date first above-written.

CORNING NATURAL GAS CORPORATION

By: /s/ Russell S. Miller

Russell S. Miller

Vice President Gas Supply & Marketing

Date: May 21, 2010

TALISMAN ENERGY USA INC.

By: /s/ James F. O'Driscoll

James F. O'Driscoll, President

Date: May 13, 2010

Coming Gathering & Transport Fees for Fortuna Energy Inc.

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MAXWELL COMPRESSOR SITE

South of County Route 120 & Thurber Road, Town of Caton

[Map of compressor site]